Exhibit 99.1

VESTIN MORTGAGE FILES COMPLAINT AGAINST STATE OF HAWAII
Alleges State Attempted Extortion And Looting Of Corporate Funds;
Charges the State with Malfeasance and Negligence

Las Vegas - April 21, 2006 - Vestin Mortgage, Inc. today alleged that the State of Hawaii has unreasonably held up the foreclosure [of Vestin’s RightStar property] without any legal basis for doing so and for the sole purpose of attempting to extort money from Vestin to cover up the fact that the State allowed the trust funds to be looted by RightStar and others on the State’s watch.

RightStar is Hawaii’s largest funeral operator and owns four cemeteries: Valley of the Temples; Homelani Memorial Park; Maui Memorial Park; and Kona Memorial Park.

Vestin’s litigation specifically alleged that the State of Hawaii “…intervened in and delayed the [RightStar] foreclosure proceedings in an improper, unlawful and unconstitutional attempt to force Plaintiffs to guaranty the $20 million trust shortfall… deliberately delayed the foreclosure—to the detriment of consumers…in a blatant and unlawful attempt to extort concessions out of Plaintiffs as a condition of allowing the foreclosure to proceed in a timely fashion.”

The allegation was made in a complaint filed today in to expedite the foreclosure on its RightStar property filed in the Circuit Court of the First Circuit in Hawaii.

The complaint seeks, among other reliefs, to have For the Court to issue a declaration stating that the “State is not entitled to interfere with or impose conditions upon [Vestin’s] exercise of its contractual right to foreclose upon each and all of the properties that were put up as collateral for Plaintiffs’ loan to RightStar, and the issuance of an injunction against the State preventing the [it] from interfering with or imposing conditions upon [Vestin’s] exercise of [its] contractual right to foreclose upon each and all of the properties that were put up as collateral for Plaintiffs’ loan to RightStar.”

The suit points out that “The State intervened in an improper and unconstitutional attempt to make Plaintiffs cover the costs of the approximately $20 million statutory shortfall in the trusts, a shortfall that Plaintiffs have no legal obligation to cover and which was largely caused by the State itself.” Additionally the suit states that, “…the State has acknowledged in open court, the [it] is essentially seeking to require that [Vestin to act as guarantor] for a $20 million shortfall in RightStar’s statutorily mandated pre-need trusts as a condition of allowing Plaintiffs to foreclose upon their collateral” for which it “bears no responsibility or liability whatsoever for the statutory trust shortfalls, which resulted from RightStar and others looting the trusts on the State’s watch.”

The complaint alleges that “the State is deliberately delaying these [foreclosure] proceedings in an attempt to extort millions of dollars from [Vestin] to cover up for the State’s own negligence and/or malfeasance in allowing RightStar’s trusts to be looted on the State’s watch. There is simply no legal or equitable basis for the unreasonable demands the State is making on Plaintiffs.”

Vestin Mortgage said “Our fiduciary duty to our investors and our concerns for RightStar’s customers is eminently clear and our first priority. For 16 months we have been trying to effect a foreclosure plan and subsequent sale of the property that would provide the best possible outcome for both of those constituencies but the State of Hawaii has been intransigent and uncompromising in its negotiations with us. We have no other choice at this point but litigation. And that is a dreadful and unnecessary drain on our resources, as well as the taxpayers of Hawaii. However, we want to make it clear that the proposal put before the court ensures that all of the customers will be protected.”

A Motion for immediate foreclosure filed with the litigation, points out that “…Vestin has agreed to make numerous concessions that it is not required by law to make, has proposed a plan that will ensure that consumers are protected, and has agreed to meet all of the State’s reasonable demands, the State has refused to negotiate in good faith and has sought to impose unreasonable and legally baseless burdens on Vestin as a condition of Vestin’s exercise of its contractual rights.

“…it is obvious that the State has a different agenda than a fair resolution of this situation that respects Vestin’s rights and protects consumers,” the Motion states. The motion alleges that “…agenda is to force Vestin to pay the shortfall in the trusts that resulted from the State’s own negligence and/or malfeasance in failing to perform its statutory duty to prevent the looting of these trusts that occurred while the State had more than adequate information to know that the looting [by the former Trustees of the RightStar Trust] was taking place.”

To best resolve the RightStar matter, Vestin proposed, through the Motion, “…a win-win solution wherein Vestin and/or the successor to RightStar’s assets will agree to take on certain burdens to ensure that consumers will be protected, going far above and beyond what Vestin is required to do, in exchange for the prompt resolution of this matter and prompt entry of a modified Decree of Foreclosure.”

Among the specifics offered by Vestin, should the State allow the foreclosure and subsequent sale of RightStar to a licensed operator are:

•	The new RightStar owner will be obligated to perform all pre-need contracts applicable to the RightStar businesses, including the performance of services as and when the need arises.
•	In addition to the required $50,000 bond per location or trust, the successor purchaser will post a $2 million performance to ensure that consumer contracts are performed as agreed.

CONTACT:
Steve Stern
Stern And Company
702-734-3388
steve@sdsternpr.com